PRESS RELEASE

Available for Immediate Publication: November 2, 2006
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
David Heaberlin, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Declares $.08 Cash Dividend

Merced, California, November 2, 2006 -Capital Corp of the West (NASDAQ:NMS: CCOW), the holding company for County Bank, Central California’s Community Bank, announced today, that on October 31, 2006 its board of directors declared an $.08 cash dividend on the Company’s common stock. The dividend is payable on December 4, 2006 to stockholders of record as of November 13, 2006.

“This cash dividend of $.08 per share marks our twelvth consecutive quarter of cash dividends that began in the first quarter of 2004”, stated Tom Hawker Chief Executive Officer of Capital Corp of the West. “The continued financial strength of CCOW allows us to provide this dividend payout to our shareholders. This also marks the seventh consecutive quarter that we have maintained, or increased, the level of our cash dividend after our nine for five stock split in the second quarter of 2005 and the third quarter of maintaining a dividend payout of $0.08 compared to the former payout of $0.05 per share - a 60% increase over immediate former levels and a 188% increase over original levels. The Central Valley economic outlook remains very positive as we continue the expansion of our branch network throughout the greater Central Valley. In the past year, our market penetration, in terms of deposits, has increased a full 1% so that we have now captured 7.5% of all deposits within the six counties where most of our branches are located. With 24 retail branches and six corporate lending centers, we offer a broad range of products and services to existing and new customers within the Central Valley,” continued Mr. Hawker.

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has 29 years of service as “Central California’s Community Bank.” Currently County Bank has twenty-four branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara, Sacramento, and Tuolumne. As of the latest FDIC data, County Bank has a 7.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven financial institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or David Heaberlin Chief Financial Officer, at (209) 725-7435.